Exhibit 99.1

                        XETHANOL ANNOUNCES $20.0 MILLION
                      CONTINUOUS SECONDARY EQUITY OFFERING
                               WITH FUSION CAPITAL

NEW YORK--(BUSINESS WIRE) -- October 19, 2005 -- Xethanol Corporation (OTCBB:
XTHN - News), a biotechnology-driven ethanol production company, announced it has entered into a common stock purchase agreement with Fusion Capital Fund II, LLC, a Chicago based institutional investor, whereby Fusion Capital has agreed to purchase up to $20.0 million of Xethanol's common stock. Xethanol has the right to control the timing and the amount of stock sold to Fusion Capital. A more detailed description of the transaction is set forth in Xethanol's report on Form 8-K, recently filed with the SEC.

Christopher d'Arnaud-Taylor, Xethanol's Chairman and Chief Executive Officer, commented "This innovative financing with such a well respected institutional investor as Fusion Capital will help provide Xethanol with the capital base to expand our operations, develop and deploy our proprietary technologies, roll out our regional growth strategy and increase our revenues. We are very excited and look forward to a long and productive relationship with Fusion."

ABOUT FUSION CAPITAL

Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

ABOUT XETHANOL CORPORATION

Xethanol Corporation seeks to become a leader in the emerging biomass-to-ethanol industry. Xethanol's mission is to convert biomass that is currently being abandoned or land filled into ethanol and other valuable co-products, such as xylitol. Xethanol's strategy is to deploy proprietary bio-technologies that will extract and ferment the sugars trapped in these biomass waste concentrations. Xethanol's goal is to produce ethanol and valuable co-products more cost effectively with ethanol plants located closer to biomass sources. In Iowa, Xethanol owns and operates two ethanol production facilities, where it is deploying these technologies. For more information about Xethanol, please visit its website at http://www.xethanol.com.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements regarding the timing of acquiring and developing new properties, or bringing them on line and of deriving revenues and profits from them, as well as the effects of those revenues and profits on the company's margins, debt service and financial position, are uncertain because many of the factors affecting the timing of those items are beyond the company's control. These and other factors are discussed in the company's filings with the U.S. Securities & Exchange Commission, including its recent filings on Form 8-K.


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This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Contact:
     Martin E. Janis & Company, Inc.
     Beverly Jedynak, 312-943-1100 Ext. 12
     bjedynak@janispr.com


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